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Exhibit 8

            , 2003

PremierWest Bancorp
503 Airport Road
Medford, OR 97504

Re:
Tax Consequences of Merger

Dear Sirs:

        You have requested our opinion concerning certain of the U.S. federal income tax consequences of the proposed merger (the "Merger") of Mid Valley Bank, a California chartered commercial bank ("MVB"), with and into PremierWest Bank, an Oregon chartered stock bank (the "Bank") and wholly-owned subsidiary of PremierWest Bancorp, an Oregon corporation (the "Company"), with the Bank as the surviving corporation, pursuant to the terms of the Agreement of Merger between and among Company, Bank and MVB, dated as of September 15, 2003 (the "Merger Agreement").

        In rendering the opinion expressed below, we have relied with your consent upon the factual representations and other factual information included in the following:

  1.
  The Merger Agreement including any exhibits attached thereto;

  2.
  The Officer's Certificates of the Company, the Bank and MVB provided to us in connection with the Merger; and

  3.
  The proxy statement of MVB dated                        , 2003, (the "Proxy Statement").

        We have assumed that (i) each of the representations made by Company, Bank and MVB in the Merger Agreement and the attached exhibits thereto is true and accurate, (ii) the Merger will be consummated as described in the Merger Agreement, and (iii) in no event will more than fifty percent (50%) of the value of the total consideration payable to MVB shareholders as a group (including dissenting shareholders) be paid in a form other than stock of Company.

        We have further assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents and records.

        The law covered by the opinion expressed herein is limited to the federal income tax law of the United States. We express herein no opinion with respect to the laws, regulations or ordinances of any state, country, municipality or other local governmental agency or of any foreign country. Further, our opinion addresses only the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address any other federal, state, local or foreign legal or tax implications that might arise from the Merger, or any other activities and transactions in connection with the Merger.

Opinion

        Based upon, and subject to, the foregoing and the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Merger qualifies as reorganization within the meaning of Section 368(a) of the Code.

        The foregoing opinion is based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service ("I.R.S."), private letter rulings, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the documents examined by us. Further legislative or administrative changes or court decisions, which may or may not be retroactive in application, or may change in facts from those upon which our opinion is based, may significantly modify the opinion set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the Merger, and this opinion letter is not binding on the I.R.S. or any court.

        This opinion letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

        This opinion letter may be relied upon by you only in connection with the transaction described in this opinion letter and may not be used or relied upon by you for any other purpose or by any other person for any other purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,

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  Exhibit 8